Exhibit 28.1

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                                                FOR IMMEDIATE RELEASE
                                                OCTOBER 28, 1997
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311






                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND




HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank , has announced that the Corporation will pay a cash dividend of $0.085 per share for the quarter ended September 30, 1997. This is the ninth consecutive quarterly dividend the board has approved. The $0.085 per share is a 5.88% increase over the quarterly dividends previously paid. The dividend will be payable on November 21, 1997 to shareholders of record on November 10, 1997.